Execution Version

Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into effective as of the 1st day of June, 2017 (the “Effective Date”) by and between Joseph Elkhoury (“Employee”) and TETRA Technologies, Inc., a Delaware corporation (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Section 6.

WHEREAS, Employee is currently employed by the Company as Senior Vice President and Chief Operating Officer and also serves as a director of CSI Compressco GP Inc. (“CPGP”);

WHEREAS, Employee has as of the Effective Date resigned from the position of Senior Vice President and Chief Operating Officer of the Company and as a director of CPGP and the parties have mutually agreed to continue Employee’s employment with the Company to assist in the transition of duties and such other matters as the Company may reasonably request; and

WHEREAS, Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of Employee’s continued employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1.Employment.  The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue employment with the Company, upon the terms set forth herein.  The Company and Employee agree that Employee’s employment with the Company following the Effective Date shall terminate on the soonest to occur of (i) November 30, 2017, (ii) termination by either Employee or the Company upon ten (10) days’ prior written notice, and (iii) Employee’s commencement of full- or part-time employment with any third party or Employee’s provision of a material amount of consulting services to a third party (such period of continued employment being referred to as the “Transition Period”).  Employee shall provide not less than three (3) days’ prior written notice to the Company of Employee’s commencement of employment with any third party or Employee’s provision of such consulting services.  Employee shall have such duties as may be assigned to him by TETRA’s Chief Executive Officer.  During the Transition Period, Employee agrees to devote such time as reasonably required to carry out and perform the responsibilities assigned to Employee.

2.Compensation and Related Matters.

(a)During the Transition Period, Employee shall continue to receive the monthly base salary as in effect on the Effective Date, less applicable withholdings, which shall be paid in accordance with the Company’s standard payroll practice.  Employee shall be entitled to participate in all employee benefit plans during the Transition Period provided that Employee shall not be eligible for any new award under the Company’s equity incentive compensation plans after the Effective Date.

(b)Conditioned upon Employee’s execution of this Agreement, the Company will pay to Employee, as severance, the sum of $400,000, less applicable withholdings, no later than June 6, 2017.

(c)Upon termination of Employee’s employment with the Company for any reason, (i) Employee shall be entitled to receive (A) all amounts of earned but unpaid base salary accrued through the effective date of termination, less applicable withholdings, (B) such employee benefits, if any, as to which Employee may be entitled under ERISA (as herein defined) governed benefit plans, arrangements or policies of the Company to the effective date of termination or as otherwise expressly required by applicable law (including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)); provided, that the Company shall not be required to waive, pay or reimburse any premium or contribution required of Employee to continue any COBRA coverage or other benefits except as provided in the following sentence, (C) reimbursement of all unpaid expenses incurred prior to the effective date of termination in accordance with the Company’s policies and (D) an amount equal to accrued and unused vacation time in accordance with the Company’s policies, and (ii) all shares of restricted stock awarded by the Company to Employee pursuant to that certain Employee Restricted Stock Award Agreement dated effective June 16, 2014 shall become fully vested and no longer subject to forfeiture (collectively, the “Accrued Amounts”).  In the event of a Qualifying Termination by the Company as provided in clause (i) of the definition of a Qualifying Termination or in the event the Employee continues his employment with the Company through November 30, 2017, if Employee elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company will, subject to the conditions set forth in Section 2(d) below, waive, pay or reimburse Employee for any premium or contribution required of Employee to continue COBRA coverage (at coverage levels in effect immediately prior to Employee’s termination of employment) until the earlier of (y) a period of six (6) months following the Qualifying Termination or November 30, 2017, as applicable, and (z) the date upon which Employee and Employee’s eligible dependents become eligible for coverage under another employer’s plan(s).

(d)In addition to the Accrued Amounts, for which no release is required, and subject to the conditions set forth below, (i) upon a Qualifying Termination by the Company as provided in clause (i) of the definition of a Qualifying Termination, the Company shall pay to Employee, as severance, in accordance with the Company’s normal payroll practices his current base salary as in effect on the Effective Date, less applicable withholdings through November 30, 2017 (the “Severance Payments”), and (ii) upon either a Qualifying Termination or Employee having continued his employment with the Company through November 30, 2017, (A) 12,124 shares of the unvested restricted stock awarded by the Company to Employee pursuant to that certain Employee Restricted Stock Award Agreement dated effective as of February 22, 2017 shall become fully vested and no longer subject to forfeiture (the “Accelerated Shares”), and (B) the Company shall pay to Employee an amount in cash equal to $180,000 (the “2018 Cash Payment”).  Such 2018 Cash Payment will be made on the sooner of March 15, 2018 or the date the 2017 fiscal year bonuses under the cash incentive compensation plan are paid to the Company’s executive officers. The Severance Payments, the accelerated vesting the Accelerated Shares and the 2018 Cash Payment provided in clauses (i) and (ii) of the initial sentence of this paragraph are collectively referred to as the “Severance Benefits.”

Employee’s receipt of the Severance Payments is conditioned upon the termination of employment being the result of a Qualifying Termination by the Company as provided in clause (i) of the definition of a Qualifying Termination.  The acceleration of the vesting of the Accelerated Shares and the payment of the 2018 Cash Payment are conditioned upon the termination of employment being the result of either a Qualifying Termination or the termination of the Transition Period as a result of Employee having been continuously employed by the Company through November 30, 2017.  In addition, Employee’s receipt of the Severance Benefits and the Company’s waiver, payment or reimbursement of any premium or contribution required for the continuation of COBRA coverage as set forth in Section 2(c) above are conditioned upon (i) Employee’s execution and delivery of the Release Agreement attached hereto as Exhibit A (the “Release Agreement”) within twenty-one (21) days following the effective date of the Qualifying Termination or November 30, 2017, as applicable, and Employee’s non-revocation of the ADEA Release (as defined and contained in the Release Agreement), and (ii) Employee’s compliance with the provisions of Section 5 below. Employee’s receipt of the Severance Payments is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to November 30, 2017.  Employee’s receipt of the 2018 Cash Payment is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to November 30, 2017.

If Employee becomes entitled to receive the Severance Payments upon satisfaction of the foregoing conditions, the Severance Payments shall begin on the first regularly scheduled payroll date determined by the Company occurring more than thirty (30) days from Employee’s date of Qualifying Termination (with any such base salary that otherwise would have been paid prior to such date to be payable in a lump sum on such payroll date).  If Employee becomes entitled to receive an acceleration of vesting of the Accelerated Shares, any acceleration of vesting of the Accelerated Shares will be effective on the first business day following the expiration of the revocation period for the ADEA Release.

(e)Employee hereby agrees that the Change of Control Agreement dated June 16, 2014 (the “COC Agreement”) by and between Employee and the Company is hereby terminated and neither Employee nor the Company shall have any further rights, liabilities or obligations under the COC Agreement or with respect to the termination thereof.

3.General Release.  In consideration of the benefits set forth herein, Employee hereby fully, finally, and completely releases the Company, its predecessors, successors, subsidiaries, stockholders and Affiliates and the respective officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”) from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, fixed or contingent, liquidated or unliquidated, asserted or unasserted, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with any facts or events occurring on or before the execution of this Agreement that he may have against the Company or any other Released Party, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Company, or any Affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute or regulation, any breach of contract, any wrongful termination, or other tort or cause of action.  Employee’s release of claims shall apply specifically, but not be limited to, claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other federal, state, or local statute(s) or other law(s) prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, and/or torts for any and all alleged acts, omissions, or events through the date this Agreement is executed by Employee.  Employee confirms that this Agreement was neither procured by fraud nor signed under duress or coercion.  Further, Employee waives and releases the Company and each other Released Party from any Claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement not binding.  Employee understands and agrees that by signing this Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Company or any other Released Party, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  The only Claims that are excluded from this Agreement are (i) Claims arising after the date of this Agreement, if any, including any future Claims relating to the Company’s performance of its obligations hereunder, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder; (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of formation, or other agreement, (vi) any vested interest he may have in any 401(k) plan by virtue of his employment with the Company; (vii) any rights Employee may have under any equity award agreement with respect to any vested equity awards thereunder.  This General Release of Claims does not include a release of claims under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act.

4.Rights Not Waived.  Employee represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the other Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency.  Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, or comparable state or local agency proceeding or subsequent legal actions. In addition, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.  Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

5.Restrictions and Obligations of Employee.

(a)Confidentiality. Employee acknowledges that the Company and its Affiliates have previously provided Employee with Confidential Information and will continue to provide Employee with Confidential Information during the Transition Period.  Employee further acknowledges and agrees that the Company and its Affiliates have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of his employment with the Company, Employee executed an Employment Agreement dated June 16, 2014 (the “Employment Agreement”) with the Company pursuant to which Employee agreed, both during and after his employment, not to disclose or use for his benefit or the benefit of others any Confidential Information and to comply with the Company’s and its Affiliates’ policies regarding Confidential Information. Employee agrees that he is and will remain to be subject to the obligations contained in the Employment Agreement to the extent such obligations continue after his termination of employment, including the confidentiality provisions therein, as well as the Company’s and its Affiliates’ policies and limitations on disclosure of Confidential Information.  Employee further agrees that Employee will not, while employed by the Company or any Affiliate and at any time thereafter, disclose or make available to any other person or entity, or use for Employee’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Employee’s duties with the Company or any Affiliate or as may otherwise be required by law or legal process (in which case Employee shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).  Employee acknowledges and agrees that such Confidential Information is the exclusive property of the Company and its Affiliates and will only be used for the benefit of the Company and its Affiliates.

(b)Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).  Employee will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that:  (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(c)Non-Solicitation or Hire. For a two-year period following the termination of Employee’s employment with the Company or any Affiliate, Employee shall not, directly or indirectly (i) employ or seek to employ any person who is on the effective date of termination, or was at any time within the six-month period preceding the effective date of termination, an employee of the Company or any of its Affiliates or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its Affiliates to terminate such employee’s employment with the Company or such Affiliate or to enter into employment with another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company or any Affiliate during such period) or (ii) take any action that would interfere with the relationship of the Company or its Affiliates with  their suppliers or customers without, in either case, the prior written consent of the Company.

(d)Nondisparagement.  Employee agrees not to make any statements (oral or written) or otherwise do anything that will disparage or damage the corporate, personal or professional reputation of the Company, its Affiliates and their respective officers, employees, managers or directors, as applicable, or that disrupts or impairs the normal ongoing business operations of the Company and/or its Affiliates.  The Company shall use its commercially reasonable efforts to cause its executive officers and directors not to make any statements (oral or written) or otherwise do anything that will disparage or damage the personal or professional reputation of Employee.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Employee from engaging in concerted activity protected by the National Labor Relations Act.

(e)Injunctive Relief. Employee acknowledges that monetary damages for any breach of Section 5(a), (c) and (d) above will not be an adequate remedy and that irreparable injury will result to the Company, its Affiliates and their respective businesses in the event of such a breach. For that reason, Employee agrees that in the event of a breach, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin Employee from violating such provisions.

(f)Continuing Obligations.  Nothing contained in this Agreement shall be deemed to affect or relieve Employee from any continuing obligations contained in the Employment Agreement or other policies of the Company or its Affiliates to which Employee is subject during and, as applicable, following his employment with the Company, and Employee agrees to comply with such ongoing obligations in accordance with their terms.  To the extent that any provision of this Agreement conflicts with the Employment Agreement or other policies of the Company, this Agreement controls.

(g)Termination of Severance Benefits.  The provision of the Severance Benefits pursuant to Section 2(d) above and the waiver, payment or reimbursement of any premium or contribution required for the continuation of COBRA coverage is expressly conditioned upon Employee’s compliance with the foregoing provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company. Employee’s receipt of the Severance Payments is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to November 30, 2017.  Employee’s receipt of the 2018 Cash Payment is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to November 30, 2017.  If at any time Employee shall (i) breach any of the provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company or its Affiliates, or (ii) become employed by, or otherwise provide a material amount of consulting services to, any Competitor at any time prior to November 30, 2017, then the Severance Payments shall immediately terminate and the

Company shall have no further obligation to pay any further Severance Payments pursuant to Section 2(d). If before the payment of the 2018 Cash Payment the Employee shall (x) breach any of the provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company or its Affiliates, or (y) become employed by, or otherwise provide a material amount of consulting services to, any Competitor before November 30, 2017, then there shall be no payment of the 2018 Cash Payment, as applicable.

6.Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.  For purposes of this Agreement, CSI Compressco LP (“CCLP”) and its subsidiaries shall be considered an Affiliate of the Company.

(b)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and administrative guidance promulgated thereunder.

(c)“Competitor” means any entity that is competitive with a business in which the Company or any of its subsidiaries, including CCLP, engaged during the twelve-month period immediately preceding the effective date of Employee’s termination of employment.

(d)“Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its Affiliates, disclosed to the Company or its Affiliates in confidence by third parties or licensed from any third parties, which, at any time during Employee’s employment by the Company or any Affiliate, is developed, designed or discovered or otherwise acquired or learned by Employee and which relates to the Company or its Affiliates, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties.  Notwithstanding the foregoing, Confidential Information shall not include any information that becomes generally available to the public other than as a result of any disclosure or act of Employee in violation of the terms of this Agreement.

(e)“Qualifying Termination” means the termination of Employee’s employment with the Company before November 30, 2017 (i) by the Company for any reason other than a breach by Employee of any provisions of Section 5, or (ii) by Employee for any reason.

7.No Other Entitlement.  Employee acknowledges that, except as expressly provided in this Agreement, Employee is not entitled to, and will not receive, any additional compensation, benefits, or separation pay or other payment of any kind.  Employee acknowledges that, subject to the continued payment of his salary and the other benefits to which he is entitled during his continued employment by the Company and the acceleration of vesting of the shares of restricted stock as provided in Section 2(c) above, he has been fully paid or provided all wages, compensation, bonuses or other benefits from the Company or the Released Parties which are or could be due to Employee under the terms of his employment or otherwise.  Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, Employee will be treated as a terminated employee on the effective date of termination.  This includes, but is not limited to, any 401(k) plan, life insurance, accidental death and dismemberment insurance and short and long-term disability insurance.  Without limiting the foregoing and except as otherwise described this Agreement, Employee expressly acknowledges and agrees that he is not entitled to receive (i) any further bonus payments under the Company’s cash incentive compensation plan, or otherwise; (ii) equity incentive grants or awards under any of the incentive plans or programs of the Company or its Affiliates; or (iii) any additional severance or other compensation.

8.No Oral Modification.  This Agreement cannot be modified orally and can only be modified through a written document signed by all parties.

9.Severability.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

10.Return of Property.  Employee acknowledges that all property of the Company and its Affiliates in Employee’s possession or control including, without limitation, documents, agreements, proposals, files, records, manuals, handbooks, client and customer lists and information, manuals, maintenance manuals, computer-recorded information (including email) and other documentation and information (whether in paper or electronic form) relating to the business of the Company or any Affiliate, and any and all equipment, computers, digital data storage devices and the like obtained by Employee in connection with his employment with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company or any applicable Affiliate except as provided below.  Employee shall return to the Company all Recipient Materials and any copies thereof in his possession, custody or control, including Recipient Materials retained by Employee in his office or at his home, within ten (10) days of the effective date of termination or upon request by the Company.  In the event that Employee has electronic version(s) of Recipient Materials in his possession, Employee will deliver a copy of the electronic version of Recipient Materials and delete all copies of the electronic version(s) of Recipient Materials in his possession.  Further, if Employee discovers Recipient Materials after any requirement to return same has passed, he will immediately return all copies to the Company and delete any electronic version(s) of such Recipient Materials.  Following the effective date of termination, Employee may retain the Company provided laptop computer and cell phone after the Company has received such equipment and deleted from such equipment any Recipient Materials.

11.Attorneys’ Fees.  The parties hereto agree that each party shall pay its respective costs, including attorney's fees, if any, associated with this Agreement.

12.Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding any other provision of this Agreement, each party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.

13.Section 409A.  The parties acknowledge that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”).  The parties further acknowledge that for purposes of Section 409A Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement.  Employee's right to receive any payment, benefit or amounts that might otherwise constitute installment payments shall be treated for purposes of Section 409A as a right to receive a series of separate and distinct payments.  Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability to Employee for any tax, interest or penalties that Employee may incur in the event that any provision of this Agreement does not comply with Section 409A.

14.Choice of Law/Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN MONTGOMERY COUNTY, TEXAS.

15.No Admission of Liability.  Employee acknowledges and agrees that nothing in this Agreement shall be construed as an admission of any liability for any claim in connection with Employee’s employment with the Company.

16.Fully Understood.  By signing this Agreement, Employee acknowledges and affirms that he has (i) read and understands this Agreement, (ii) consulted with legal counsel of his choosing, (iii) agreed to the terms of this Agreement, and (iv) received a copy of this Agreement.

17.Successors.

(a)This Agreement is personal to Employee and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company, its Affiliates and their respective successors and assigns.

18.Notices.  All notices required hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee, at the address maintained in the Company’s records, and to the Company as follows:

If to the Company:	TETRA Technologies, Inc. 24955 Interstate 45 North The Woodlands, TX 77380 Attention: Chief Executive Officer
With a copy to:	TETRA Technologies, Inc. 24955 Interstate 45 North The Woodlands, TX 77380 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

19.Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or e-mail transmission of any signed original of this Agreement will be deemed the same as delivery of an original.

20.Entire Agreement.  This Agreement supersedes any and all prior agreements between the parties, oral or written, except with respect to any of Employee’s continuing obligations as set forth above, which shall continue and remain in full force and effect per the terms of those covenants.

21.Voluntary Agreement.  Employee hereby represents and warrants that, prior to signing below, he has had the opportunity to consult with independent legal counsel of his choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.

TETRA TECHNOLOGIES, INC.JOSEPH ELKHOURY

By:  /s/Bass C. Wallace, Jr./s/Joseph Elkhoury___________

Name: Bass C. Wallace, Jr.

Title: Senior Vice President & General Counsel

Exhibit A
TO
SEPARATION AND RELEASE AGREEMENT

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is entered into as of ______, 2017 by and between Joseph Elkhoury (“Employee”) and Tetra Technologies, Inc. (the “Company”), as follows:

WHEREAS, Employee and the Company have entered into that certain Separation and Release Agreement (the “Separation Agreement”) dated June 1, 2017 which sets forth certain covenants and agreements between the parties relating to Employee’s resignation and resulting termination of employment including, without limitation, certain payments and benefits to be provided by the Company to Employee; and

WHEREAS, the Separation Agreement contemplates that Employee will execute and deliver to the Company this Release Agreement upon the termination of Employee’s employment with the Company and the Employee and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of Employee by the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Separation Agreement, the parties agree as follows:

1.Definitions.  All capitalized terms not otherwise defined in this Release Agreement shall have the meaning ascribed thereto in the Separation Agreement.

2.Separation Benefits and Conditions.

(a)Employee and the Company acknowledge and agree that the effective date of the termination of Employee’s employment with the Company is ________________, 2017.

(b)Subject to the terms and conditions of the Separation Agreement, including the Employee’s execution and delivery of this Release Agreement and non-revocation of the ADEA Release contained herein, Employee shall receive the Severance Benefits specified in Section 2(d) of the Separation Agreement, subject to the provisions of Section 5(g) of the Separation Agreement.

3.General Release.  In consideration of the benefits set forth herein and in the Separation Agreement, Employee hereby fully, finally, and completely releases the Company, its predecessors, successors, subsidiaries, stockholders and Affiliates and the respective officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”) from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, fixed or contingent, liquidated or unliquidated, asserted or unasserted, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with any facts or events occurring on or before the execution of this Release Agreement that he may have against the Company or any other Released Party, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Company, or any Affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute or regulation, any breach of contract, any wrongful termination, or other tort or cause of action.  Employee’s release of claims shall apply specifically, but not be limited to, claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other federal, state, or local statute(s) or other law(s) prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, and/or torts for any and all alleged acts, omissions, or events through the date this Release Agreement is executed by Employee.  Employee confirms that this Release Agreement was neither procured by fraud nor signed under duress or coercion.  Further, Employee waives and releases the Company and each other Released Party from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make this Release Agreement not binding.  Employee understands and agrees that by signing this Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Company or any other Released Party, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  The only Claims that are excluded from this Release Agreement are (i) Claims arising after the date of this Release Agreement, if any, including any future Claims relating to the Company’s performance of its obligations under the Separation Agreement, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder, (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of formation, or other agreement, (vi) any vested interest he may have in any 401(k) plan by virtue of his employment with the Company; (vii) any rights Employee may have under any equity award agreement with respect to any vested equity awards thereunder.

4.ADEA Release.  Employee hereby fully, finally, and completely releases the Company and the other Released Parties from any and all claims, charges, or causes of action arising on or before the date of this Release Agreement under the Age Discrimination and Employment Act and the Older Workers’ Benefit Protective Act, 42 U.S.C. §§ 1981, 1983, 1985 (collectively the “ADEA”) which prohibits age discrimination in employment (the “ADEA Release”), and hereby acknowledges and agrees that:

(i)	this Release Agreement, which includes the ADEA Release, was negotiated at arm’s length;
(ii)	this Release Agreement, which includes the ADEA Release, is worded in a manner that Employee fully understands;
(iii)	Employee specifically waives any rights or claims under the ADEA;
(iv)	Employee knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement, which includes the ADEA Release;
(v)	Employee acknowledges and understands that any Claims under the ADEA that may arise after the date of this Release Agreement are not waived;
(vi)	the rights and claims waived in this Agreement, which include the ADEA Release, are in exchange for consideration over and above anything to which Employee was already entitled;
(vii)	Employee has been and hereby is advised in writing to consult with an attorney prior to executing this Release Agreement, including the ADEA Release;
(viii)	Employee understands that he has been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it;
(ix)

Employee understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired; and

If Employee elects to revoke this release of age discrimination claims, revocation must be in writing and presented to Elisabeth K. Evans, Vice President-Human Resources, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, within seven (7) days from the date of the execution of this Agreement, including the ADEA Release.  Employee further agrees that only material changes in the terms of this Release Agreement shall affect or restart the above-referenced 21-day consideration period.

Employee understands that nothing in this Release Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the ADEA or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Release Agreement would require Employee to tender back the money received under this Release Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Release Agreement is intended to require the payment of damages, attorneys’ fees, or costs to the Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

5.Rights Not Waived.  Employee represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the other Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency.  Notwithstanding this release of liability, nothing in this Release Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, or comparable state or local agency proceeding or subsequent legal actions. In addition, nothing in this Release Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.  Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

6.Miscellaneous.  This Release Agreement is being executed and delivered pursuant to the terms and provisions of the Separation Agreement and shall not affect or diminish any of the rights and obligations of the parties thereunder which shall continue to be effective and survive the execution of this Release Agreement.  This Release Agreement shall be subject to the terms and provisions of Sections 8, 9, 11, 14, 15, 16 and 17 of the Separation Agreement which are incorporated herein, mutatis mutandis.

TETRA TECHNOLOGIES, INC. By: Name: Title:	JOSEPH ELKHOURY